Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-260014 and 333-260018) on Form S-3 and (No. 333-196383, 333-196384, and 333-196385 and on Form S-8 of our report dated February 22, 2024, with respect to the consolidated financial statements of MGP Ingredients, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Kansas City, Missouri
February 22, 2024